Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152146 on Form S-8 and Registration Statement Nos. 333-141083, 333-132777, 333-143225 and 333-141091 on Form S-3 of our report dated September 26, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, effective July 1, 2007), relating to the financial statements of pSivida Corp. appearing in this Annual Report on Form 10-K of pSivida Corp. for the year ended June 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 26, 2008